Exhibit k(2)

Law Department

The Lincoln National Life Insurance Company

350 Church Street

Hartford, CT 06301

Carolyn Augur

Assistant Vice President

and Senior Counsel

Phone: 860-466-1111

Carolyn.Augur@LFG.com

VIA EDGAR

December 13, 2024

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-0506

Re:	Opinion of Counsel
American Legacy® Series 2025
Post-Effective Amendment No. 31 (File No. 333-181617)

Dear Sir or Madam:

I have made such examination of law and have examined such records and documents as I have deemed necessary to render the opinion expressed below.

I am of the opinion that upon acceptance by Lincoln Life & Annuity Variable Annuity Account H (the “Account”), a segregated account of Lincoln Life & Annuity Company of New York (“Lincoln New York”), of contributions from a person pursuant to an annuity contract issued in accordance with the prospectus contained in the registration statement on Form N-4, and upon compliance with applicable law, such person will have a legally issued interest in his or her individual account with the Account, and the securities issued will represent binding obligations of Lincoln New York.

I consent to the filing of this Opinion as an exhibit to the Account’s Post-Effective Amendment 31 to the Registration Statement on Form N-4.

Sincerely,

Carolyn Augur